                                                                      EXHIBIT 21

              CONSOLIDATED WATER CO. LTD. AND SUBSIDIARY COMPANIES

                         SUBSIDIARIES OF THE REGISTRANT

     The following list includes all of the Registrant's wholly-owned subsidiaries as of December 31, 2002. All subsidiaries of the Registrant appearing in the following table are included in the consolidated financial statements of the Registrant.

NAME OF SUBSIDIARY                      JURISDICTION OF INCORPORATION
------------------                      -----------------------------
Belize Water Limited...............  Belize
Cayman Water Company Limited(1)....  Cayman Islands
Hurricane Hide-A-Way Ltd.(1).......  Cayman Islands

---------------

(1) Dormant companies, with no operations, assets and liabilities.